THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE 1933 ACT, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER HEREOF, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AS SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND APPLICABLE LAWS IS AVAILABLE.

QUEST RESOURCE HOLDING CORPORATION

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: 11

Number of Shares of Common Stock: 500,000

Date of Issuance: October 19, 2020

Quest Resource Holding Corporation, a company organized under the laws of Nevada (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the holders identified on Schedule A hereto, or their permitted assigns (collectively, the “Holder”), is entitled, subject to the terms set forth below to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the date hereof (the “Issuance Date”) until the Expiration Date (as defined below), Five Hundred Thousand (500,000) fully paid nonassessable shares of Common Stock, subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 18 hereof. This Warrant has been issued in connection with entry into that certain Credit Agreement, dated as of October 19, 2020, by and among the Company, as Holdings, Quest Resource Management Group, LLC and certain of its affiliates, as Borrowers, Holder, as Administrative Agent and Lead Arranger and the lenders party thereto (as amended, restated, supplemented, refinanced, extended or otherwise modified from time to time, the “Credit Agreement”).

1.                  EXERCISE OF WARRANT.

(a)               Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Issuance Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise all or part of this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds or (B) if the provisions of Section 1(d) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder, nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to a number of Warrant Shares that is less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and the issuance of a new Warrant, on the same terms contained herein, evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by electronic mail or facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Company has received the Exercise Notice (the “Share Delivery Date”), so long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to noon EST on the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice (provided that if the Aggregate Exercise Price has not been delivered by such date, the Share Delivery Date shall be two (2) Trading Days after the Aggregate Exercise Price (or notice of a Cashless Exercise) is delivered), the Company shall credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit / Withdrawal At Custodian system if the Company is then a participant in such system and either (x) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (y) the Warrant Shares are eligible for resale by the Holder pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee. The Company shall be responsible for all fees and expenses incurred in connection with the issuance of the Warrant Shares, including the fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same day processing. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record and beneficial owner of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or a certificate is physically delivered. If this Warrant is physically delivered by Holder to the Company in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares available for exercise pursuant to this Warrant is greater than the number of Warrant Shares Holder seeks to acquire pursuant to the current exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after such exercise and at its own expense, issue a new Warrant (on the same terms contained herein and in accordance with Section 6(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay (or reimburse Holder for) any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination; provided, however, that the Company shall not be required to delivery Warrant Shares with respect to an exercise prior to the Holder’s delivery of the Aggregate Exercise Price (or notice of Cashless Exercise) with respect to such exercise.

(b)               Exercise Price. For purposes of this Warrant, “Exercise Price” means $1.50 per Warrant Share, subject to adjustment as provided herein.

(c)               Company’s Failure to Timely Deliver Securities. If for any reason or no reason at all the Company shall, on or prior to the Share Delivery Date, fail to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 1(a) above, for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s sole discretion, at the Holder’s option either (A) reimburse the Holder, in cash in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”), for the purchase (in an open market transaction or otherwise) by Holder of Common Stock equal to the amount of Common Stock that would have been issuable as Warrant Shares had the Company promptly delivered such Warrant Shares upon exercise of the Warrant upon exercise that the Holder anticipated receiving from the Company, at which point the Company’s obligation to transmit to the Holder the Warrant Shares shall terminate, or (B) promptly transmit to the Holder the Warrant Shares in accordance with the provisions of Section 1(a) above and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, multiplied by (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Exercise Notice and ending on the applicable Share Delivery Date. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely transmit to the Holder the Warrant Shares in accordance with the provisions of Section 1(a) above upon the exercise of this Warrant as required pursuant to the terms hereof. While this Warrant is outstanding, the Company shall cause its Transfer Agent to participate in the DTC Fast Automated Securities Transfer Program. In addition to the foregoing rights, if the Company fails to deliver the applicable number of Warrant Shares upon an exercise pursuant to Section 1 by the Share Delivery Date, then the Holder shall have the right to rescind such exercise.

(d)               Cashless Exercise. At any time after the six month anniversary of the date of the Credit Agreement, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

D

For purposes of the foregoing formula:

A =	the total number of shares with respect to which this Warrant is then being exercised.

B =	the arithmetic average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C =	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D =	as applicable: (i) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(d) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(d) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) the Bid Price of the Common Stock as of the time of the Holder’s execution of the applicable Exercise Notice if such Exercise Notice is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter pursuant to Section 1(d) hereof, or (iii) the Closing Sale Price of the Common Stock on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(d) hereof after the close of “regular trading hours” on such Trading Day.

Assuming the Holder has held the Warrant for at least six months in the case of such a Cashless Exercise, the Company agrees that the Holder is under no obligation to sell the Warrant Shares issuable upon the exercise of the Warrant prior to removing the legend and the Company will use its best efforts, including delivering an opinion to the Transfer Agent at its own expense, to ensure the foregoing. Notwithstanding anything contrary to this Section 1(d) of this Warrant, if Warrant Shares are issued in such a Cashless Exercise, the parties acknowledge and agree that, (i) for purposes of Rule 144 under the 1933 Act, the holding period of the Warrant being exercised may be tacked on to the holding period of the Warrant Shares and (ii) all Warrant Shares, when issued, will be issued without restrictive legends, will be freely tradable under the Securities Act by any person who is not an affiliate of the Company, and will not constitute “restricted securities” under Rule 144 promulgated under the Securities Act. The Company agrees not to take any position contrary to this Section 1(d).

(e)               Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 10 hereof.

(f)                Limitations on Exercise. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. Notwithstanding anything to the contrary set forth herein, by written notice to the Company, the Holder may, in its sole discretion, increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice and such percentage will be deemed the new Maximum Percentage for all purposes under this Warrant; provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company. For purposes of the preceding sentences, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including other warrants issued concurrently herewith) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be acquired pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

(g)               Required Reserve Amount. So long as this Warrant remains outstanding, the Company shall at all times keep reserved for issuance, free from preemptive or any other contingent purchase rights (other than those of the Holder), under this Warrant a number of shares of Common Stock equal to at least 100% of the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock under this Warrant then outstanding (without regard to any limitations on exercise contained herein) (the “Required Reserve Amount”). At no time shall the number of shares of Common Stock reserved pursuant to this Section 1(g) be reduced other than proportionally in connection with any exercise of this Warrant or such other event covered by Section 2 below.

(h)               Insufficient Authorized Shares. If, notwithstanding Section 1(g), and not in limitation thereof, at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if at any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

2.                  ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)               Adjustment Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Issuance Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities or (ii) reclassify or subdivide (including by any stock split, stock dividend, recapitalization, substitutions, exchange or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to any such dividend, distribution, reclassification or subdivision will be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 2(a) will become effective at the close of business on the date the subdivision or combination becomes effective. The provisions of this Section 2 will similarly apply to successive stock dividends, stock splits or combinations, reclassifications, exchanges, substitutions, or other events.

(b)               Certificate as to Adjustment. As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than ten (10) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof. As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than ten (10) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

3.                  FUNDAMENTAL TRANSACTIONS. Upon the occurrence of any Fundamental Transaction, each Warrant shall, immediately prior to the time of such Fundamental Transaction, be canceled (without any action of the Holder and regardless of any limitation or restriction on the exercisability of this Warrant that may otherwise be applicable) with the Holder entitled to receive the kind and number of shares of stock, securities, cash or other assets or consideration resulting from such transaction to which the Holder would have been entitled as a holder of the applicable number of Warrant Shares then issuable hereunder as a result of such exercise if the Holder had exercised this Warrant in full immediately prior to the time of such Fundamental Transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant).

4.                  NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

5.                  WARRANT HOLDER NOT DEEMED A STOCKHOLDER; LEGEND.

(a)               No Stock Rights. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 5, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

(b)               Legend. Except as otherwise provided in this Section 5(b), each certificate for Warrant Shares initially issued upon the exercise of this Warrant, and each certificate for Warrant Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form (the “Securities Act Legend”):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES.

The Warrant Shares shall not contain any legend (including the Securities Act Legend): (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) if such Warrant Shares are eligible for sale under Rule 144 (including upon exercise of such Warrants in accordance with Section 1(d) herein), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). If all or any portion of this Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Warrant Shares may be sold under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) then such Warrant Shares shall be issued free of any Securities Act Legend. The Company agrees that following such time as such legend is no longer required under this Section 5(b) and upon the request of the Holder, the Company will, no later than three (3) Trading Days following the delivery by a Holder to the Company of Warrant Shares issued with a Securities Act Legend deliver or cause to be delivered to such Holder Warrant Shares free from any Securities Act Legend. The Company will use its best efforts, including delivering an opinion to the Transfer Agent at its own expense, to ensure any legend (including the Securities Act Legend) is removed in accordance with this Section 5(b).

6.                  REISSUANCE OF WARRANTS.

(a)               Registration of Warrant. The Company shall register this Warrant, upon the records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company shall also register any transfer, exchange, reissuance or cancellation of any portion of this Warrant in the Warrant Register. No service charge shall be made to a Holder for any registration of transfer, but the Company may require payment of a sum sufficient to cover any transfer taxes required in connection with making of any such transfer.

(b)               Transfer of Warrant. This Warrant and the Warrant Shares may be offered for sale, sold, transferred or assigned without the prior consent of the Company, except as may otherwise be required by applicable securities laws. Subject to applicable securities laws, if this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company or its Transfer Agent, as directed by the Company, together with all applicable transfer taxes, whereupon the Company will, or will cause its Transfer Agent to, forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6(e)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6(e)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. The acceptance of the new Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the new Warrant that the Holder has in respect of this Warrant.

(c)               Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without the obligation to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(e)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(d)               Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 6(e)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that the Company or its Transfer Agent, as directed by the Company, shall not be required to issue Warrants for fractional shares of Common Stock hereunder, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number.

(e)               Issuance of New Warrants. Whenever the Company or its Transfer Agent, as directed by the Company, is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall (i) be of like tenor with this Warrant, (ii) represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6(b) or Section 6(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date and (iv) have the same rights and conditions as this Warrant.

7.                  NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing, (a) if delivered from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or facsimile or (b) if delivered from outside the United States, by International Federal Express, electronic mail or facsimile, and (c) will be deemed given (i) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two (2) Business Days after so mailed and (iv) if delivered by electronic mail or facsimile, upon electronic confirmation of receipt, and will be delivered and addressed as follows:

(i) if to the Company, to:

Quest Resource Holding Corporation

3481 Plano Parkway

The Colony, Texas 75056

Attention: Chief Financial Officer

Facsimile: (866) 492-7478

Email: LaurieL@questrmg.com

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Elizabeth Gonzalez-Sussman and Kenneth Schlesinger

Facsimile: 212-451-2222

Email: egonzalez@olshanlaw.com and kschlesinger@olshanlaw.com

(ii) if to the Holder, to the address set forth on Schedule A.

with a copy to:

King & Spalding LLP

1185 6th Ave

New York, NY 10036

Attention: Carolyn Z. Alford

Email: czalford@kslaw.com

The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, upon the occurrence of each adjustment or readjustment pursuant to Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

8.                  AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.                  GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 7(i) above or such other address as the Company subsequently delivers to the Holder and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.              DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations in writing (including via facsimile or email) within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit in writing (including via facsimile or email) (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

11.              REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12.              TRANSFER. This Warrant and the Warrant Shares may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by applicable securities laws.

13.              SEVERABILITY; CONSTRUCTION; HEADINGS. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Warrant shall be deemed to be jointly drafted by the Company and Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

14.              PIGGYBACK REGISTRATION RIGHTS.

(a)               Piggy-Back Registration Rights. If the Company proposes to file a registration statement under the 1933 Act (other than a registration statement on Form S-4 or S-8 (or any successor form)) with respect to any class of equity securities of the Company, whether or not for its own account, then the Company shall give written notice of such proposed filing to the Holder promptly (but in no event fewer than twenty (20) Business Days before the anticipated filing date), and such notice shall offer such Holder the opportunity to register such number of Warrant Shares as the Holder may request in writing within twenty (20) days after receipt of such written notice from the Company (which request shall specify the Warrant Shares intended to be disposed of by the Holder) (a “Piggy-Back Registration”). Upon the written request of any the Holder made within twenty (20) days after the receipt of any such notice (which request shall specify the number of Warrant Shares intended to be disposed of by the Holder and the intended method of disposition of, which shall be on the same terms and conditions as the securities of the Company or other security holder included in the registration statement), the Company shall, subject to the terms of this Warrant, effect the registration under the 1933 Act of all Warrant Shares which the Company has been so requested to register by the Holder on the same terms and conditions as the securities of the Company or other security holder included in the registration statement; provided, that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason either not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to the Holder and, thereupon, (i) in the case of a determination not to register shall be relieved of its obligation to register any Warrant Shares in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith) and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Warrant Shares, for the same period as the delay in registering such other securities.

(b)               Inclusion in Registered Offering; Withdrawal. The Company shall cause the managing underwriter or underwriters, if any, of such proposed offering to permit the Warrant Shares requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company or any other selling security holder included therein and to permit the sale or other disposition of such Warrant Shares in accordance with the intended method of distribution thereof; provided, however, that (i) the Holder shall not be required to make any representation other than that it is the owner of any Warrant and/or Warrant Shares of Holder that are being included in the offering and that it has full power and authority to transfer them pursuant such offering, and (ii) the total indemnification or other liability of the Holder thereunder shall be limited to the aggregate net cash proceeds received by Holder from the sale of such Warrant and/or the Warrant Shares in such offering. The Holder shall have the right to withdraw its request for inclusion of its Warrant Shares in any registration statement pursuant to these provisions by giving written notice to the Company of its request to withdraw no less than five (5) Business Days prior to the effective date of such registration statement.

(c)               Payment of Registration Expenses. The Company shall pay all Registration Expenses in connection with registration of Warrant Shares requested pursuant to this Section 14, and the Holder shall pay the underwriting discounts, commissions, and transfer taxes, if any, relating to the sale of the Holder’s Warrant Shares pursuant to this Section 14.

(d)               Underwriter Cut-Back; Priority in Piggy-Back Registrations. If a registration pursuant to this Section 14 involves an underwritten offering of the securities so being registered, whether or not for sale for the account of the Company, the Company shall, if requested by the Holder and subject to the provisions of this Section 14, arrange for such underwriters to include all the Warrant Shares requested by the Holder to be offered and sold by the Holder among the securities to be distributed by such underwriters. If the managing underwriter of such underwritten offering shall, in writing, inform the Holder and the other holders of any of the Company’s other securities which shall have exercised registration rights in respect of such underwritten offering of its belief that the number of securities requested to be included in such registration would materially and adversely affect the success of such offering, then the Company shall be required to include in such registration statement only the amount of securities that it is so advised should be included in such registration. In such event:

(i)                 in cases initially involving the registration for sale of securities for the Company’s own account, securities shall be registered in such offering in the following order of priority: (x) first, the securities that the Company proposes to register and (y) second, the securities that have been requested to be included in such registration by the Holder and by Persons entitled to exercise “piggy-back” registration rights pursuant to contractual commitments of the Company (pro rata on the amount of securities sought to be registered by the Holder and such Persons; it being expressly understood that the Company may not reduce the amount of Warrant Shares included in such registration unless it reduces the amount sought to be registered by such Persons on a pro rata basis); and

(ii)              in cases not initially involving the registration for sale of securities for the Company’s own account, securities shall be registered in such offering as follows: (x) first, the securities that have been requested to be included in such registration by the Holder and other Persons entitled to exercise registration rights pursuant to contractual commitments (pro rata based on the amount of securities sought to be registered by such Holders and Persons); provided, that the Company may exclude securities sought to be registered by the Holders if (A) such registration is pursuant to a contractual “demand” registration right existing on the date hereof and such right expressly requires the Company to exclude such securities, and (B) all securities which the Company proposes to register are first excluded and (y) second, the securities which the Company proposes to register.

(e)               Termination of Piggy-back Registration Rights. The Holder shall have the right to include the Warrant Shares in one or more Piggy-Back Registrations until (i) all of the Warrant Shares underlying the Warrants have been sold, or (ii) the Holder beneficially owns less than 1% of the outstanding Common Stock and such Warrant Shares may be sold under Rule 144 without limitation, including any limitation on volume and manner of sale restrictions, whichever shall first occur.

(f)                Market Stand Off. The Holder of Warrants and Warrant Shares agrees, that if requested by any managing underwriter in connection with any underwritten public offering of the Company’s securities in which Warrant Shares are being sold, it will enter into a customary “lock up” agreement pursuant to which it will agree not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell grant any option, right or warrant for the sale of or otherwise dispose of or transfer any Warrant Shares held by it for a period not to exceed (90) days following the consummation of any other underwritten public offering.

15.              REDEMPTION OF WARRANTS

(a)               Call Right. In the event that (i) Holder is unwilling, for any reason, to provide an Incremental Term Loan (as defined in the Credit Agreement) to the Company to finance future Permitted Acquisitions (as defined in the Credit Agreement) pursuant to the terms and conditions set forth in the Credit Agreement and (ii) the Company refinances the Loans and Credit Facilities under the Credit Agreement in full with another lender in connection with such Permitted Acquisition (the “Refinancing”), within one-hundred and twenty (120) calendar days following receipt of notice of the Holder’s refusal to so provide an Incremental Term Loan, the Company shall have the right, by written notice to the Holder, to require that Holder sell all (but not less than all) of this Warrant and/or Holder’s Warrant Shares for a purchase price equal to the greater of:

(i)                 The Redemption Price; and

(ii)              The then-current number of Warrant Shares issuable upon a full exercise of this Warrant multiplied by the fifteen (15) Trading Day Weighted Average Price of the Company’s Common Stock, measured as of the period ending one (1) Business Day prior to the consummation of the Refinancing.

The date upon which such notice is delivered to Holder shall hereinafter be referred to as the “Call Demand Date”. The Redemption Price shall be payable to Holder in immediately available funds on or prior to the thirtieth (30th) day immediately following the Call Demand Date or such earlier date as determined by the Company (the “Call Payment Date”), upon surrender of this Warrant and/or the applicable Warrant Shares, as the case may be, to the Company, by wire transfer to any account in the United States of America specified by Holder by written notice to the Company. The Company’s right to require redemption of this Warrant and/or the Warrant Shares pursuant to this Section 15 shall be referred to herein as the Holder’s “Call Right”. If the Company shall fail to pay, or is restricted or prohibited from paying, for any reason whatsoever, the Redemption Price on the Call Payment Date in accordance with the terms of this Section 15, then the exercise of the Call Right shall be deemed null and void ab initio for all purposes retroactive to the Call Demand Date, and the Call Right shall lapse and be of no further force and effect from and after such date. For the avoidance of doubt, Holder shall be restricted from exercising the Warrant at any time from and after the Call Demand Date unless the Call Right is voided in accordance with the preceding sentence.

16.              REPRESENTATIONS AND WARRANTIES.

(a)               Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder that:

(i)                 Reaffirmation of Credit Agreement Representations and Warranties. Each of the representations and warranties of the Company set forth in the Credit Agreement are true and correct as of the date hereof, each such representation and warranty being hereby incorporated by reference herein, mutatis mutandi, for all purposes.

(ii)              Organization; Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has all requisite corporate power and authority to carry on its business as presently conducted or proposed to be conducted. The Company further represents and warrants to the Holder that it has taken all necessary corporate action and has obtained all necessary approvals, including NASDAQ listing approval, in connection with the issuance of this Warrant and the Warrant Shares issuable upon exercise thereof. The Company represents and warrants that no Company shareholder approval is required in connection with the issuance of this Warrant or the Warrant Share issuable upon exercise thereof. This Agreement and the Warrant, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles.

(iii)            Capitalization. The fully diluted capitalization of the Company as of immediately prior to the execution of this Agreement is equal to 22,134,775 shares of Common Stock, assuming the full grant of all shares of Common Stock reserved for issuance under stock incentive plans and the full exercise and conversion into Common Stock of all exercisable and convertible securities (other than convertible promissory notes that are convertible into shares of equity securities in connection with the Company’s next bona fide equity financing). The Company now has, and shall at all times shall keep reserved for issuance, free from preemptive or any other contingent purchase rights (other than those of the Holder), under this Warrant a number of shares of Common Stock reserved for issuance equal to the Required Reserve Amount. The Warrant sold and delivered in accordance with the terms hereof for the consideration expressed herein will be duly and validly issued, fully paid and nonassessable. The Warrant Shares have been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Warrant, will be duly and validly issued, fully paid and nonassessable.

(iv)             Non-Contravention. The execution and delivery of this Warrant does not, and the issuance of the Warrant Shares in accordance with the terms of this Warrant will not (A) violate the Company’s certificate of incorporation or by-laws, (B) violate any law or regulation applicable to the Company or order or decree of any court or public authority having jurisdiction over the Company, or (C) result in a breach of any mortgage, indenture, contract, agreement or undertaking to which the Company is a party or by which it is bound.

(b)               Representations and Warranties of the Holder. Holder hereby represents and warrants to the Company as follows:

(i)                 Organization and Qualification. Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable.

(ii)              Authority; Enforceability. Holder has all requisite power and authority to execute and deliver this Warrant and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all action required on the part of Holder for such execution, delivery and performance has been duly and validly taken. Assuming due execution and delivery by the Company, this Holder constitutes the legal, valid and binding obligation of Holder enforceable against Holder in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles.

(iii)            Accredited Investor. Holder is an “accredited investor” (as defined in Regulation D under the 1933 Act). Except as otherwise contemplated by this Warrant, Holder is acquiring this Warrant and any Warrant Shares for investment for its own account and not with a view to any distribution thereof in violation of applicable securities laws.

17.              TAX BASIS. The Company and the Holder agree pursuant to Treasury Regulation Section 1.273-2 that, for Federal income tax purposes, the purchase price for this Warrant is $765,678, allocated ratably among the Warrant Shares issued in connection herewith. The Company and the Holder agree that any other Warrant issued to Holder in connection with the Credit Agreement shall be valued using the same methodology as the methodology used to value this Warrant and such valuation shall be mutually agreeable to the Company and Holder. Neither the Company nor the Holder hereof shall voluntarily take any action inconsistent with the agreement set forth in this Section 17.

18.              CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)               “1933 Act” means the Securities Act of 1933, as amended.

(b)               “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c)               “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d)               “Attribution Parties” means, with respect to any Person, any other Person (including any other Persons with whom the first Person is deemed to be acting with together as a group) whose beneficial ownership would be aggregated with such first Person’s (including by aggregation with one or more other Attribution Parties) for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(e)               “Bid Price” means, for any security as of the particular time of determination, the bid price for such security on the Principal Market as reported by Bloomberg as of such time of determination, or, if the Principal Market is not the principal securities exchange or trading market for such security, the bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg as of such time of determination, or, if no bid price is reported for such security by Bloomberg as of such time of determination, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) as of such time of determination. If the Bid Price cannot be calculated for a security as of the particular time of determination on any of the foregoing bases, the Bid Price of such security as of such time of determination shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 10. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(f)                “Bloomberg” means Bloomberg Financial Markets.

(g)               “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(h)               “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(i)                 “Common Stock” means (i) the Company’s Common Stock, par value $0.001 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

(j)                 “Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

(k)               “Expiration Date” means March 19, 2028; provided, that the Holder shall have a reasonable amount of time, not to exceed one-hundred and eighty (180) days following the Expiration Date, to exercise this Warrant with respect to Warrant Shares exercisable by Holder in the one-hundred and eighty (180) days immediately prior to the Expiration Date.

(l)                 “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50.1% of the outstanding shares of Common Stock, (y) 50.1% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50.1% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50.1% of the outstanding shares of Common Stock, (y) at least 50.1% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50.1% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50.1% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50.1% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the date of this Warrant calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(m)             “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(n)               “Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

(o)               “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(p)               “Principal Market” means The NASDAQ Capital Market.

(q)              “Redemption Price” means (i)(A) $7.50 minus (B) the Exercise Price, multiplied by (ii) the then-current number of Warrant Shares issuable upon a full exercise of this Warrant.

(r)            “Registration Expenses” means all expenses incident to the Company’s performance of or compliance with Section 14 of this Agreement, including, without limitation, (a) all SEC, stock exchange and FINRA registration and filing fees and expenses, (b) fees and expenses of compliance with securities or “blue sky” laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications), (c) fees and expenses of preparing, printing, filing, duplicating and distributing the registration statement and the related prospectus, (d) the cost of printing stock certificates, if any, (e) the cost and charges of any transfer agent and rating agency fees, (f) printing, messenger, telephone and delivery expenses, (g) fees and disbursements of counsel for the Company and all independent certified public accountants, (h) the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Warrant Shares by the Holders), and (i) reasonable fees and expenses of counsel for the Holder.

(s)                “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(t)                 “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

(u)               “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 10 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

QUEST RESOURCE HOLDING CORPORATION

By:
Name:	Laurie L. Latham
Title:	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer